Exhibit 99.4

Consent to be Named in Registration Statement

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form F-4 and the related proxy statement / prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and related proxy statement / prospectus of information contained in our SBD Connected Car Forecast report, initially published in 2019 and updated in 2020.

SBD North America, LLC DBA SBD Automotive

/s/ Jeffrey S. Hannah
Name: Jeffrey S. Hannah
Title: Chief Commercial Officer

May 28, 2021